UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(RULE 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☑	Preliminary information statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).
☐	Definitive information statement.

NANOSENSORS, INC.
(Name of Registrant as Specified in its Charter)

Payment of filing fee (check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

NANOSENSORS, INC.
1475 Veterans Blvd.
Redwood City, CA 94063

July ___, 2008

Dear Fellow Stockholder:

NanoSensors, Inc., a Nevada corporation (the “Company”), has received executed written consents in lieu of a meeting of its stockholders (collectively, the “Consent”) from stockholders holding greater than a majority of its Voting Stock (as that term is defined below) to take the Actions (as that term is defined below). The Actions were approved by the Board of Directors and by the Consent.

The Company’s voting securities consist of shares of its common stock, par value $0.001 per share (the “Common Stock”), and shares of its Series A Convertible Preferred Stock, par value $0.001 (the “Preferred Stock” and together with the Common Stock, the “Voting Stock”). Under the Company’s Articles of Incorporation, as amended (the “Articles”), each share of Preferred Stock is entitled for voting purposes to the number of votes equal to the number of shares of Common Stock into which it is then convertible, rounded to the nearest whole number. Each share of Preferred Stock is presently convertible into 199,604.068 shares of Common Stock. The holders of Shares of Preferred Stock are entitled to vote together with the holders of Common Stock on all matters as to which holders of Common Stock are entitled to vote, as a single class.

The Consent authorizes the Company to take the following actions:

(i)
to effect a reverse stock split of all issued and outstanding shares of the Common Stock on the basis of 1 new share for each 100 outstanding shares (the “Reverse Split”), such that each 100 shares of outstanding Common Stock would be reduced to 1 share of Common Stock and to file an amendment to the Company’s Articles necessary to effect the Reverse Split;

(ii)
to reduce, after giving effect to the Reverse Split, the authorized number of shares of Common Stock from 950,000,000 to 450,000,000 shares (the “Reduction of Authorized Shares”), and to file an amendment to the Company’s Articles necessary to effect the Reduction of Authorized Shares;

(iii)
to increase, after giving effect to the Reverse Split, the number of shares of Common Stock authorized to be issued under the 2006 NanoSensors Equity Incentive Plan (“2006 Plan”) from 800,000 shares to 8,000,000 shares of Common Stock (the “Increase of Plan Shares”); and

(iv)	to change the corporate name of the Company to “TGN, Inc.” (the “Change of Corporate Name”) and to file an amendment to the Articles as necessary to effect such Change of Corporate Name.

Collectively, the Reverse Split, the Reduction of Authorized Shares, the Increase of Plan Shares and the Change of Corporate Name are referred to as the “Actions.”

The accompanying Information Statement is a copy of the definitive Schedule 14C, which is not materially different from the preliminary form filed with the Securities and Exchange Commission on June 27, 2008. It is being provided to the Company’s stockholders for their information in compliance with the requirements of the Securities and Exchange Act of 1934. This Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders, which consent was given pursuant to Section 78.320(2) of the Nevada General Corporation Law. Stockholders are urged to read the Information Statement carefully in its entirety. However, in light of the Consent, no further action is required on the part of stockholders in connection with the amendments to the Articles that will effectuate the Reverse Split, the Reduction of Authorized Shares and the Change of Corporate Name, nor with respect to the Increase of Plan Shares. No meeting of the Company’s stockholders will be held or proxies solicited respecting any of these matters, since they have already been approved by the written consent of the holders of greater than a majority of the Voting Stock.

Under the rules of the Securities and Exchange Commission, the Actions cannot become effective until at least 20 calendar days after the accompanying Information Statement has been distributed to the stockholders of the Company.

Sincerely yours,

/s/ Robert A. Baron

Interim President and Chief Executive Officer

NANOSENSORS, INC.
1475 Veterans Blvd.
Redwood City, CA 94063

INFORMATION STATEMENT
July ___, 2008

GENERAL INFORMATION

This Information Statement is being mailed on or about July      , 2008 to all stockholders of record as of July 28, 2008 (the “Record Date”).

This Information Statement has been filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) and is being furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), to the holders (the “Stockholders”) of the voting securities of the Company consisting of shares of Common Stock, par value $0.001 per share (the “Common Stock”), and shares of Series A Convertible Preferred Stock, par value $0.001 (the “Preferred Stock” and together with the Common Stock, the “Voting Stock”), of NanoSensors, Inc., a Nevada corporation (the “Company”), to notify such Stockholders of the following:

On June 26, 2008, the Company received written consents in lieu of a meeting of Stockholders (the “Consent”) from the holders (collectively, the “Majority Stockholders”) of 1,224,576,646 votes, constituting 50.6% of the 2,417,863,350 votes entitled to be cast by the holders of all of the total issued and outstanding shares of Voting Stock approving the following matters, thereby authorizing the Company to implement them:

(i)
to effect a reverse stock split of all issued and outstanding shares of the Common Stock on the basis of 1 new share -for each 100 outstanding shares (the “Reverse Split”), such that each 100 shares of outstanding Common Stock would be reduced to 1 share of Common Stock and to file an amendment to the Company’s Articles of Incorporation, as amended (the “Articles”) necessary to effect the Reverse Split;

(ii)
to reduce, after giving effect to the Reverse Split, the authorized number of shares of Common Stock from 950,000,000 to 450,000,000 shares (the “Reduction of Authorized Shares”), and to file an amendment to the Articles necessary to effect the Reduction of Authorized Shares;

(iii)
to increase, after giving effect to the Reverse Split, the number of shares of Common Stock authorized to be issued under the 2006 NanoSensors Equity Incentive Plan (“2006 Plan”) from 800,000 shares to 8,000,000 shares of Common Stock (the “Increase of Plan Shares”); and

(iv)	to change the corporate name of the Company to “TGN, Inc.” (the “Change of Corporate Name”) and to file an amendment to the Articles as necessary to effect such Change of Corporate Name.

Collectively, the Reverse Split, the Reduction of Authorized Shares, the Increase in Plan Shares and the Change of Corporate Name are referred to as the “Actions.”

On June 24, 2008, the Board of Directors of the Company approved the Reverse Split, the Reduction of Authorized Shares, the Increase of Plan Shares and the Change of Corporate Name. The Majority Stockholders approved the Actions by the Consent on June 26, 2008 in accordance with Section 78.320(2) of the Nevada General Corporate Law (“NGCL”). Since the Consent is sufficient for the taking of the Actions, the consents of Stockholders other than those who signed the Consent is not required and is not being solicited in connection with the approval of the Actions.

YOU ARE NOT BEING ASKED FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Stockholders are being provided with this Information Statement pursuant to Section 14(c) of the 1934 Act and Regulation 14C and Schedule 14C thereunder. The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them. The Company will send this Information Statement directly to the record holders of Common Stock and Preferred Stock. The Board of Directors has fixed the close of business on July 28, 2008, as the Record Date for the determination of stockholders who are entitled to receive this Information Statement.

The holder of each share of Common Stock is entitled to one vote on each matter submitted to the Stockholders. The holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock on all matters as to which holders of Common Stock are entitled to vote, as a single class. Each share of Preferred Stock for voting purposes is presently equal to 199,604.068 shares of Common Stock. However, because Stockholders holding greater than a majority of the voting power of all outstanding shares of Voting Stock as of the Record Date have voted in favor of the Actions by the Consent and have sufficient voting power to approve the Actions through their ownership of the Voting Stock, no other consents are required, and none will be solicited, in connection with the approval of the Actions.

The proposed amendment to the Articles will become effective as of 5:00 p.m., Eastern Time, on the date of the filing of a certificate of amendment (the “Amendment”) to the Articles with the Nevada Secretary of State and the amendment of the 2006 Plan will be effective on a date prescribed by the Board of Directors. Pursuant to Rule 14c-2 under the 1934 Act, the proposed Amendment may not be filed and the proposed amendment to the 2006 Plan may not be made effective, until twenty (20) calendar days after the filing of this Information Statement and its mailing to the Stockholders. The Company anticipates filing the Amendment and amending the 2006 Plan immediately following the expiration of the 20-day waiting period. However, the Board of Directors retains the discretion under the NGCL not to implement the Amendment or any portion thereof. The text of the form of the approved Amendment is attached to this Information Statement as Appendix A.

DISSENTER’S RIGHTS OF APPRAISAL

Stockholders have no right under the NGCL, the Articles or the Company’s By-laws to dissent from the taking of any of the Actions.

OUTSTANDING VOTING SECURITIES AND CERTAIN MATTERS RELATING TO VOTES

As of the Record Date and the date of the Consent, June 26, 2008, the Company had 421,822,670 shares of Common Stock and 10,000 shares of Preferred Stock issued and outstanding. Each share of outstanding Preferred Stock is presently entitled to 199,604.068 votes, and each share of outstanding Common Stock is entitled to 1 vote, on matters submitted for stockholder approval.

The Consent has been signed by the Majority Stockholders, who possess 1,224,576,646 votes, comprising greater than a majority of the 2,417,863,350 votes entitled to be cast by the holders of all of the total issued and outstanding shares of Voting Stock on the following matters, authorizing the Company to implement the Actions. Since the Actions have been so approved, no additional consents or proxies are being solicited in connection with the taking of any of the Actions.

Section 78.320(2) of the NGCL provides in substance that unless a corporation’s articles of incorporation provide otherwise, its stockholders may take action without a meeting and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. The Articles contain no such provision and therefore, the Majority Stockholders were entitled to submit the Consent.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following tables list certain information, as of June 26, 2008, regarding the beneficial ownership of our outstanding Voting Stock by (1) the persons known to the Company to beneficially own more than 5% of each class of its voting securities, (2) each of its directors and named executive officers, and (3) its directors and executive officers, as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner (1)	Title	Title of Shares	Number of Common Shares		Percentage

Robert A. Baron (2)	Interim Chief Executive Officer	Common Stock	12,934,949		0.5

Joshua Moser (3)	Chief Operating Officer and Interim Chief Financial Officer	Common Stock	15,812,903		0.7

Thomas Hendren	Director	Preferred Stock	56,385,330	(4)	2.3

William Levy	Director	Preferred Stock	87,397,261	(4)	3.6

Berry J. Miller	Secretary, General Counsel and Director	-	0		0

Hocari Trust		Preferred Stock	169,155,990	(4)	7.0

All Directors and Executive			172,530,443		7.1
Officers as a Group (5 persons)
___________________

(1) The address of each person listed in the table is c/o NanoSensors, Inc., 1475 Veterans Blvd, Redwood City, CA 94063.

(2) Includes a restricted grant of 3,731,343 shares of Common Stock and vested options to purchase 9,203,606 shares of Common Stock and excludes unvested options to purchase 1,000,000 shares of Common Stock.

(3) Includes vested options to purchase 14,200,000 shares of Common Stock granted to Mr. Moser pursuant to the Company’s employment agreement with him, and an additional 1,612,903 options to purchase shares of Common Stock, that were granted to Mr. Moser on January 4, 2008.

(4) Based upon the number of shares of Common Stock into which each share of Preferred Stock owned is convertible.

ADDITIONAL INFORMATION

The Company is subject to the information requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Forms 10-KSB and 10-QSB (the “1934 Act Filings”) with the Commission. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

ITEM ONE

APPROVAL OF THE REVERSE SPLIT

Overview

The Board of Directors has approved, and the Majority Stockholders have approved, by way of the Consent, the Reverse Split, pursuant to which all of the issued and outstanding shares of Common Stock would be reduced at a ratio of 1 new share for each 100 shares of Common Stock issued and outstanding at the close of business on the Record Date. As of the Record Date, 421,822,670 shares of Common Stock were issued and outstanding and 10,000 shares of Preferred Stock, representing for voting purposes and convertible into 1,996,040,680 shares of Common Stock, were issued and outstanding. Under the Agreement and Plan of Merger, dated of November 27, 2007, and amended on January 16, 2008, by and among the Company, Cuchulainn Acquisition Inc., a wholly owned subsidiary of the Company (“Acquisition”), and Cuchulainn Holdings, Inc. (“Cuchulainn”), Cuchulainn merged with and into Acquisition and Cuchulainn (the “Merger”), as a result of which, Cuchulainn became the wholly owned subsidiary of the Company. In the Merger, each outstanding share of Cuchulainn common stock was exchanged for .000565 shares of Preferred Stock, each share of which for voting purposes and upon conversion will be equal to 199,604.068 shares of Common Stock. Accordingly, following the closing date of the Merger, the former holders of Cuchulainn common stock held all of the 10,000 authorized and issued shares of Preferred Stock, representing 82.55% of the voting power of the Company and the remaining 17.45% of the voting power was held by the holders of Common Stock.

The Board of Directors believes that the Amendment providing for the Reverse Split is in the best interests of the Company and its Stockholders, basing its belief upon the factors set forth below under the caption “Purpose and Background of the Reverse Split.”

Currently, the Company is authorized to issue 970,000,000 shares of capital stock consisting of 950,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. The Amendment effectuating the Reverse Split will not itself change the number of authorized shares of either the shares of Common Stock or Preferred Stock, but such change would be implemented by Item Two, below, relating to the Reduction of Authorized Shares.

By the Consent, the Majority Stockholders have approved the Amendment pursuant to which each 100 outstanding shares of Common Stock would be combined into one new share of Common Stock. Upon the effective date of the Reverse Split, the 421,822,670 issued and outstanding shares of Common Stock will be combined into 4,218,226 shares of new Common Stock. Immediately following the effective time of the Reverse Split, there will be an aggregate of 24,178,633 shares of Common Stock issued and outstanding. In addition, upon the effective date of the Reverse Split, the 10,000 issued and outstanding shares of Preferred Stock will, in accordance with its terms, automatically be converted into 19,960,407 shares of Common Stock. No shares of Preferred Stock will be issued and outstanding following the Reverse Split and the shares of Series A Preferred Stock theretofore outstanding will revert to authorized and unissued shares of preferred stock.

Except for adjustments that may result from the treatment of fractional shares as described below, each holder of Common Stock will hold the same percentage of outstanding Common Stock immediately following the Reverse Split as such holder held immediately prior to the Reverse Split.

Purpose and Background of the Reverse Split

The Board’s primary objective in proposing the Reverse Split is to raise the per share trading price of the Common Stock. The Board believes that the Reverse Split would, in addition, (i) better enable the Company to achieve the original listing criteria of NASDAQ Capital Market (“NASDAQ”) or the American Stock Exchange (“AMEX”), (ii) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities, and (iii) better enable the Company to raise funds to finance its planned operations.

The Company’s Common Stock is currently quoted on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”). In order for the Common Stock to be eligible for listing on NASDAQ or AMEX, the Company must satisfy various original listing standards established by them. The Board of Directors believes that it is in the best interests of the Company and its Stockholders to move toward listing our Common Stock on NASDAQ or AMEX. Alternative markets, such as the OTC Bulletin Board or the “pink sheets” maintained by the National Quotation Bureau, Inc. are generally considered to be less efficient and not as widely followed as other exchanges, such as those operated by NASDAQ or AMEX.

In order to qualify for listing, NASDAQ requires a minimum bid price of $4 per share for applicants. AMEX requires a minimum market price of $3 per share for applicants pursuant to three of its four listing criteria (the fourth listing standard requires a minimum market price of $2 per share).

The closing sale price of the Company’s Common Stock on July ___, 2008 was $ ___ per share of Common Stock. Accordingly, the Company’s Common Stock price is not at the level required for the Company to satisfy the original listing criteria of NASDAQ or AMEX. While the Board of Directors believes that the Reverse Split would help the Company move toward satisfying the minimum bid price listing standards of NASDAQ and AMEX, the effect of the Reverse Split upon the market price of the Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied. It is possible that the per share price of the Common Stock after the Reverse Split will not rise in inverse proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Split, and there can be no assurance that the market price of the Common Stock immediately following the Reverse Split share will remain at that level. The market price of Common Stock may be based also on other factors that may be unrelated to the number of shares outstanding, including the Company’s future performance. Notwithstanding the foregoing, the Company’s ability to list the Common Stock on a national exchange is subject to numerous requirements other than a minimum share price, including income and market capitalization requirements and certain corporate governance requirements, such as, but not limited to, having a majority of independent Board members and the formation of an audit committee. Accordingly, even if the share price were to rise as a result of the Reverse Split, the Company cannot guarantee that it would be able to list the Common Stock on NASDAQ, AMEX or any other national securities exchange.

The Board of Directors also believes that any increase in the market price of the Common Stock as a result of the Reverse Split may improve its marketability and liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function so as to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual Stockholders paying transactional costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, the liquidity of the Common Stock may be adversely affected by the proposed Reverse Split, given the reduced number of shares that would be outstanding after the Reverse Split. The Board of Directors believes, however, that any higher market price may reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock that may result from some of the policies and practices of institutional investors and brokerage houses described above.

Furthermore, the Board believes that the Reverse Split would also facilitate the Company’s efforts to raise capital to fund its planned operations. As previously disclosed in the Company’s periodic reports filed with the Commission, the Company will need to raise additional capital and its failure or inability to do so may affect its ability to implement its business plans or cause the Company to go out of business. The Company may elect to raise capital through the issuance of Common Stock or equity or debt securities that will be convertible into Common Stock. If the desired effects of the Reverse Split are realized, as described above, the Company believes that it would enhance the ability of the Company to complete an equity financing transaction on more favorable terms.

The Board of Directors also considered certain factors in selecting the specific exchange ratio, including the overall market conditions and the recent trading history of the Common Stock.

Material Effects of Proposed Reverse Split

Upon the consummation of the Reverse Split, the Company will have sufficient authorized and unissued shares of Common Stock for issuance upon the mandatory conversion of the Preferred Stock into an aggregate of 19,960,407 shares of Common Stock when the Reverse Split is consummated and upon the exercise of the Company’s options and warrants in the event that the holders thereof exercise them. As the Record Date, there were 950,000,000 shares of authorized shares Common Stock and 421,822,670 issued and outstanding shares of Common Stock, and 528,177,330 authorized and unissued shares of Common Stock. In addition, (i) 349,589,046 shares of Common Stock were issuable upon the exercise of the Company’s warrants to purchase Common Stock issued in the Merger with Cuchulainn, (ii) 275,671,660 shares of Common Stock were issuable upon the exercise of other warrants to purchase Common Stock, and (iii) 49,149,842 shares were issuable upon the exercise of options to purchase shares of Common Stock granted to employees and directors of the Company. As indicated above, 1,996,040,680 shares of Common Stock are issuable upon the conversion of the Preferred Stock. Thus, the Company presently needs a total of 2,670,451,228 shares of Common Stock, and after the Reverse Split will require 26,704,512 shares of Common Stock, to satisfy all of the foregoing obligations with respect to shares of Common Stock. Since the Company’s total authorized and unissued shares of Common Stock prior to the Reverse Split represents less than 25% of the shares of Common Stock needed on a fully diluted basis, the Board of Directors believes that the Reverse Split, which combines and reduces only the issued and outstanding shares of Common Stock, would facilitate the availability of shares of Common Stock needed by the Company for the above mentioned purposes in the foreseeable future.

The terms of all outstanding options and warrants now entitling the holders thereof to purchase shares of Common Stock will, after the consummation of the Reverse Split, be adjusted to entitle such holders to purchase, upon the exercise thereof, one-hundredth (1/100) of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options or warrants immediately prior to the Reverse Split, at an exercise price equal to 100 times the exercise price immediately prior to the Reverse Split. In addition, the number of shares reserved for issuance upon the exercise of warrants and the exercise of options issued under the Company’s 2006 Plan will be reduced to one-hundredth (1/100) of the number of shares so reserved prior to the reverse split. However, given such reduction, the Board of Directors has proposed and the Majority Stockholders have adopted an increase in the number of shares of Common Stock authorized for issuance pursuant to the 2006 Plan. See Item Three, below, relating to the Increase of Plan Shares. The number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded as described below under “Fractional Shares.”

The proposed Reverse Split would affect all Stockholders uniformly and would not affect any Stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Split results in any Stockholder’s owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of Common Stock would not be affected by the proposed Reverse Split (other than as a result of the rounding up or down in lieu of fractional shares). The number of Stockholders of record would not be affected by the proposed Reverse Split, subject to the treatment of fractional shares.

The Amendment will not affect the terms of the Common Stock. After completion of the Reverse Split, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Each Stockholder’s percentage ownership of the new Common Stock will not be altered by virtue of the Reverse Split except for the effects of eliminating fractional shares and the automatic conversion of the Preferred Stock. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the 1934 Act. Following the Reverse Split, the Company will continue to be subject to the periodic reporting requirements of the 1934 Act.

Although the proposed Reverse Split will not affect the rights of Stockholders or any Stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of Common Stock and Preferred Stock will not be reduced by the Reverse Split. However, since Item Two provides for the Reduction of Authorized Shares, the total number of authorized shares of Common Stock will be reduced from 950,000,000 to 450,000,000 shares of Common Stock. The number of authorized shares of preferred stock (20,000,000) will not be changed. The Board of Directors believes that following the Reverse Split and the Reduction of Authorized Shares, the Company will continue to have sufficient shares to effectuate the business plan of the Company.

If the proposed Reverse Split is implemented, it will increase the number of Stockholders who own “odd lots” of less than 100 shares of Common Stock and decrease the number of Stockholders who own “round lots” of 100 shares of Common Stock or integral multiples thereof. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than round lots of Common Stock. In addition, certain listing standards of exchanges such as those operated by NASDAQ or AMEX may require that the Company have a certain minimum number of holders of round lots.

The Common Stock is registered under Section 12(g) of the 1934 Act and the Company is subject to the periodic reporting and other requirements of the 1934 Act. The Reverse Split will not affect the registration of the Common Stock under the 1934 Act. If the Reverse Split is implemented, the Common Stock will be reported on the OTC Bulletin Board under a symbol that will be announced at a later date.

Accounting Consequences

The Reverse Split will not affect the par value of the Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionately, based on the exchange ratio of the Reverse Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Certain Matters Respecting Implementation of the Reverse Split

As previously disclosed in the Company’s SEC filings, including the Information Statement on Schedule 14f-1 (the “Schedule 14f-1”) furnished to all Stockholders of record as of December 17, 2007, when the Board of Directors adopted the Merger Agreement, that Agreement also contemplated that, subsequent to the Merger, the Board of Directors will consider and approve, and submit to the Stockholders of the Company for their approval a 1-for-100 reverse stock split of shares of Common Stock. The Schedule 14f-1 also disclosed that upon the effective time of the Merger, the former shareholders of Cuchulainn, who will then own all of the shares of Preferred Stock and more than a majority of the voting power of the Company, intended to vote their shares of Preferred Stock in favor of the Reverse Split or do so by written consent.

Exchange of Stock Certificates

Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted automatically and without any action on the part of the Stockholders, into new shares of Common Stock in accordance with the Reverse Split ratio as described in this Information Statement.

As soon as practicable after the effective date of the Reverse Split, Stockholders will be notified that the Reverse Split has been effected. Continental Stock Transfer & Trust Co., the Company’s transfer agent, has been appointed to act as exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse-Split shares will be asked to surrender to the Exchange Agent certificates representing pre-Reverse-Split shares in exchange for certificates representing post-Reverse-Split shares in accordance with the procedures to be set forth in a letter of transmittal to be delivered to the Company’s stockholders. No new certificates will be issued to a Stockholder until such Stockholder has surrendered such Stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Beginning on the Effective Date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.

Fractional Shares

No fractional shares of Common Stock shall be issuable in connection with the Reverse Split. Instead, any fractional share equal to or greater than one-half (1/2) share will be rounded up to the nearest whole share any fractional share less than one-half (1/2) share will be rounded down to the nearest whole share. No cash will be issued in lieu of fractional shares.

U.S. Federal Income Matters

Each Stockholder should consult his own tax adviser concerning the particular U.S. federal tax consequences of the Reverse Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

To ensure compliance with Treasury Department Circular 230, each holder of Common Stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the Reverse Split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

ITEM TWO

AMENDMENT TO ARTICLES OF INCORPORATION TO
REDUCE AUTHORIZED COMMON STOCK

The Board of Directors has approved, and the Majority Stockholders have approved by way of the Consent, the Reduction of Authorized Shares and the filing of the Amendment to effectuate a reduction in the authorized shares of Common Stock from 950,000,000 shares, par value $0.001 per share, to 450,000,000 shares, par value $0.001 per share. The Reduction of Authorized Shares does not affect the number of shares of Preferred Stock (20,000,000) that the Company is authorized to issue.

The Board of Directors believes that it is advisable and in the best interest of the Company, after giving effect to the Reverse Split, to reduce the number of authorized shares of Common Stock.

The Board believes there is no need for the Company to be authorized to issue 950,000,000 shares of Common Stock in order to carry out the its business objectives. The Board does not foresee any circumstances in which the Company would issue over time or through any combination or series of issuances a number of shares of Common Stock which is likely to approach 950,000,000 shares of Common Stock. The Board believes that 450,000,000 authorized shares of Common Stock will be sufficient for the foreseeable future in order for the Company to consummate future financing transactions and future acquisitions of property or securities of other corporations and business entities or business combinations and will also permit the Board to issue shares of Common Stock, or instruments convertible into or exercisable for Common Stock, for other corporate purposes including, among other things, stock dividends, stock splits, stock options, convertible debt, warrants and equity financing. The Board is also concerned that investors and the marketplace may have negative perceptions about the Company’s ability to issue an extraordinary number of shares in relation to the number of its shares now outstanding without seeking stockholder approval. The Board believes that the Reduction of Authorized Shares will ameliorate these perceptions, while providing sufficient flexibility for the Company to implement its business plan.

Following the Reverse Split, the Company will have 24,178,633 shares of Common Stock issued and outstanding, and 6,744,105 shares of Common Stock reserved for issuance, comprising (i) 3,495,890 shares of Common Stock reserved for issuance upon exercise of the Company’s warrants issued in the Merger; (ii) 2,756,717 shares of Common Stock reserved for issuance upon exercise of other Company warrants; and (iii) 491,498 shares of Common Stock reserved for issuance upon the exercise of options issued to employees and directors of the Company.

ITEM THREE

AMENDMENT OF THE COMPANY’S 2006 EQUITY INCENTIVE PLAN TO
INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER

The Board of Directors has approved, and the Majority Stockholders have approved by way of the Consent, the Increase of Plan Shares to increase the number of shares of Common Stock available under the 2006 Plan from 800,000 to 8,000,000 shares of Common Stock and authorized the Board of Directors to adopt an amendment to the 2006 Plan to effectuate this such increase.

The Board believes that it is necessary to increase the number of shares of Common Stock available for issuance under the Plan because, as a result of the Reverse Split, under the terms of the 2006 Plan the number of authorized shares of Common Stock available for issuance thereunder will be reduced by the 1-for-100 ratio from 80,000,000 to 800,000 shares of Common Stock. The Board believes that 800,000 shares is an insufficient number of available shares to provide adequate equity incentives to the Company’s employees, including its officers and directors. Upon the effective date of the Reverse Split, 491,498 shares would be issuable upon the exercise of options previously issued to purchase shares of Common Stock to employees, including officers and directors. This number of outstanding options would represent 59% of shares of Common Stock authorized to be issued under the 2006 Plan after giving effect of the Reverse Split. The Board believes such number willd be inadequate to achieve the Company’s corporate purposes.

The Board believes that in order for the Company to attract and retain the best possible persons for positions of responsibility, it must continue to offer a competitive equity incentive program.

Effect of Amendment to 2006 Plan

Except as described above, the proposed amendment to the 2006 Plan will not alter any other provisions of the 2006 Plan. The proceeds received by the Company from the exercise of options or other awards to purchase Common Stock under the 2006 Plan will be used for general corporate purposes.

ITEM FOUR

AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO TGN, INC.

The Board of Directors has approved, and the Majority Stockholders have approved by way of the Consent, the Change of Corporate Name and the filing of the Amendment to effectuate it.

Reasons for and Description of the Amendment

The Articles provide that the name of the Company is NanoSensors, Inc. That name was adopted in 2003 to reflect the business of the Company as it was then conducted. In September 2007, the Company announced that it would terminate its current business operations, position itself as a shell company and utilize its corporate assets as a vehicle for the acquisition of an operating business. In November 2007, the Company announced, and in January 2008 consummated, the Merger (see “Item One - Approval of the Reverse Split - Overview,” above). As a result, the operations of the Company are now focused on the establishment and operation of an online-based video console game wagering service (the “Service”). The Service enables gamers to compete against other gamers and to place wagers on the outcomes of their games. The outcome of the game play will be determined predominantly upon the skill of the individual participant. In addition, on May 9, 2008, the Company signed a letter of intent (“Letter of Intent”) to acquire all of the issued and outstanding shares of The Gaming Network, A.G. (“TGNAG”). Through the Company’s subsidiaries and from closing of this acquisition, which is anticipated to occur during the third calendar quarter of 2008, the Company will conduct and offer a European-licensed (Malta) software licensing, operation and ancillary services business for online bingo and casino sites operating outside the United States. Given the Company’s business, as it is now and is intended to be conducted, and its intention to do business under the name of “The Gaming Network,” the corporate name, “TGN, Inc.,” is more appropriate. The corporate name, “The Gaming Network” was unavailable in the State of Nevada.

BY ORDER OF THE BOARD OF DIRECTORS OF NANOSENSORS, INC.
/s/ Robert A. Baron
Interim President and Chief Executive Officer

July __, 2008

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
NANOSENSORS, INC.

The undersigned has executed this Certificate of Amendment pursuant to Sections 78.385 and 78.390 of the General Corporation Law of the State of Nevada.

1.	ARTICLE FIRST is hereby amended in its entirety to read as follows:

“FIRST: NAME.  The name of this Corporation is TGN, INC.”

2.	ARTICLE THIRD is hereby amended in its entirety to read as follows:

“THIRD: SHARES.

(a) Authorized Capital Stock. Immediately after giving effect to the Reverse Stock Split as defined and as set forth in paragraph (b) below, the Corporation is authorized to issue up to Four Hundred Seventy Million (470,000,000) shares of capital stock consisting of Four Hundred Fifty Million (450,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and Twenty Million (20,000,000) shares of preferred stock, par value $.001 per share (“Preferred Stock”).

(b) Reverse Stock Split. Upon the filing and effectiveness of this Certificate of Amendment to the Articles of Incorporation (this “Amendment”) and prior to the reduction of the authorized capital stock provided in paragraph (a) above, each one-hundred (100) shares of Common Stock issued and outstanding at such time shall be reclassified and combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split. Instead, any fractional share equal to or greater than one-half (1/2) share shall be rounded up to the nearest whole share and any fractional share less than one-half (1/2) share shall be rounded down to the nearest whole share. No cash shall be issued in lieu of fractional shares. Each certificate that theretofore represented shares of Common Stock prior to the Reverse Stock Split shall on the effective date of filing and the effectiveness of this Amendment represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been reclassified and combined. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the exchange agent appointed by the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver, or cause to be issued and delivered, to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.

(c) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors. Each series shall be distinctly designated. The Board of Directors is hereby authorized to create and provide for the issuance of shares of Preferred Stock by filing a certificate pursuant to the applicable laws of the State of Nevada to establish from time to time the number of shares to be included in each such series, and to fix the par value, designations, powers and relative rights, preferences, qualifications, restrictions and limitations of shares of each series of Preferred Stock.”

3.	This Certificate of Amendment shall be effective at 5:00 p.m., Eastern Daylight time, on the date of its filing with the Secretary of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Articles of Incorporation to be executed by Robert A. Baron, its Interim President and Chief Executive Officer and by Barry J. Miller, its Secretary, this __ day of August 2008.

NANOSENSORS, INC.

By:
Name:	Barry J. Miller
Title:	Secretary

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